UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2011

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Changes in Compensation to Certain Executive Officers.

On February 28, 2011, the Compensation Committee of the Board of Directors of Identive Group Inc. (the "Company") approved changes to the compensation of the following executive officers of the Company, with effect from January 1, 2011, in recognition of the expanded responsibilities taken on by these officers:

- The annual base salary of Melvin Denton-Thompson, Chief Financial Officer, was increased from EUR 150,000 to EUR 225,000 (approximately $310,000), and the guaranteed annual share payment of EUR 50,000 was eliminated.

- The annual base salary of Joseph Tassone, Executive Vice President Technology and Product Management, was increased from $168,000 to $200,000.

- The annual base salary of John Rogers, Executive Vice President Transition Management and Acquisition Integration, was increased from CHF 175,000 to CHF 180,000 (approximately $194,000).

In addition, under the Termination Agreement of the previous employment agreement dated February 28, 2010 between the Company and Dr. Manfred Mueller, Executive Vice President and Chief Executive Officer of SCM Microsystems, Dr. Mueller was required to repay a EUR 50,000 breakup fee, of which 50% was to have been repaid by deducting EUR 25,000 from any bonus that Dr. Mueller might earn for 2010, and the remaining 50% deducted from any bonus that Dr. Mueller might earn for 2011. The Compensation Committee, in recognition of the financial and operational performance improvements of the Company's ID Infrastructure division in 2010, determined (i) to reduce the amount of the breakup fee to EUR 25,000 and (ii) that such reduced amount will not be deducted from any 2010 bonus Dr. Mueller earns, but will be deducted from any bonus Dr. Mueller may earn for 2011. No change was made to Dr. Mueller's annual base compensation.

Changes to Bonus Award Terms.

The Compensation Committee approved a reduction in the lock-up period on all share grants made to executive officers under the Company's 2010 Bonus and Incentive Plan, from 36 months to 24 months from the end of the applicable performance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: March 04, 2011	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Secretary